UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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ZIOPHARM ONCOLOGY, INC.
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On November 30, 2020, Ziopharm Oncology, Inc. (the “Company”) filed the investor presentation attached to this Schedule 14A with the Securities and Exchange Commission. The presentation is also available on the Company’s website at https://www.ziopharmforward.com.

1 Company Overview November 30, 2020 www.ziopharmforward.com

Forward-Looking Statements

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to, statements regarding the business strategy, plans and objectives of Ziopharm Oncology, Inc. ("Ziopharm") management and expectations as to and beliefs about the consent solicitation (the "Consent Solicitation") initiated by WaterMill Asset Management Corp., Mr. Robert W. Postma and affiliated parties ("WaterMill"). Forward-looking statements include all statements that are not historical facts, and can be identified by terms such as "anticipate," "believe," "contemplate," "continue," "could," "estimate," "expect," "hope," "intend," "may," "might," "objective," "ongoing," "plan," "potential," "predict," "project," "should," "target," "will," or "would" or similar expressions and the negatives of those terms. Any forward-looking statements are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Such risks and uncertainties include, among others, the impact and results of the Consent Solicitation and other shareholder activism activities by WaterMill and/or other activist investors, the risks and uncertainties disclosed in Ziopharm's most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 as well as discussions of potential risks, uncertainties and other important factors in any subsequent filings by Ziopharm with the Securities and Exchange Commission (the "SEC"). All information in this presentation is as of the date hereof, and Ziopharm undertakes no duty to update the information, except as required by law.

Important Additional Information and Where to Find It

Ziopharm has filed a definitive consent revocation statement (the "Consent Revocation Statement") together with a **GREEN** consent revocation card with the SEC in connection with the Consent Solicitation. SHAREHOLDERS ARE URGED TO READ THE CONSENT REVOCATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ZIOPHARM FILES WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain, free of charge, copies of the Consent Revocation Statement (including the **GREEN** consent revocation card), any amendments or supplements thereto and any other documents that Ziopharm files with the SEC from the SEC's website (http://www.sec.gov) or from Ziopharm's website (www.ziopharm.com) by clicking on "Investors" and then "SEC Filings."

Disclaimer

This presentation has been designed to provide general information about Ziopharm. Any information contained or referenced herein is suitable only as an introduction to Ziopharm. The reader is strongly encouraged to refer to and supplement this presentation with information Ziopharm has filed with the SEC. Ziopharm makes no representation or warranty, express or implied, as to the accuracy or completeness of the information contained in this presentation, and nothing contained herein is, or shall be, relied upon as a promise or representation, whether as to the past or to the future. This presentation does not propose to include all of the information that may be required to evaluate the subject matter herein and the reader is encouraged to conduct his or her own independent analysis of Ziopharm and the information contained or referred to herein. Ziopharm has neither sought nor obtained consent from any third party for the use of previously published information. Any such statement or information should not be viewed as indicating the support of such third party for the views expressed herein. Ziopharm shall not be responsible or have any liability for any misinformation contained in any third party report, SEC or other regulatory filing. All registered or unregistered service marks, trademarks and trade names referred to in this presentation are the property of their respective owners and Ziopharm's use herein does not imply an affiliation with, or endorsement by, the owners of these service marks, trademarks and trade names. This presentation is provided merely for general information purposes and is not intended to be, nor should it be, construed as (1) investment, financial, tax or legal advice, (2) a recommendation to buy or sell any security or (3) an offer or solicitation to subscribe for or purchase any security. This presentation does not consider the investment objective, financial situation, suitability or the particular need or circumstances of any specific individual who may receive or review this presentation, and may not be taken as advice on the merits of any investment decision. Although Ziopharm believes the information herein to be reliable, Ziopharm and persons acting on its behalf make no representation or warranty, express or implied, as to the accuracy or completeness of those statements or any other written or oral communication it makes, except as provided for by law, and Ziopharm expressly disclaims any liability relating to those statements or communications (or any inaccuracies or omissions therein).

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Executive Summary

Clinical Data is the Optimal Metric for Early-Stage Biotechs	• Stock prices of early-stage biotechs (which typically have neither revenue nor EBITDA) are driven by clinical data read-outs and other clinical milestones, not by verdicts on strategy, management effectiveness, or execution. Comparisons to broad market indices, similarly, are not meaningful indicators of progress toward value creation • A better measure of investor confidence is the ability to raise new capital on increasingly better terms • Nonetheless, since we "reset" our financial profile by separating from Intrexon – eliminating a highly-dilutive preferred stock overhang and creating a cleaner balance sheet with a simplified equity story better positioning us for future capital raises – our TSR has outperformed the peer median of early-stage cell therapy companies focused in oncology by 42 percentage points • We believe investors value us because we have the right ideas, significant potential, a fit-for-purpose Board and management team, the capital to deliver on shareholder expectations moving forward – and the third-party validators to demonstrate it
Company Well-Positioned to Create Long-Term Value	• Raised ~$200 million since our separation; cash balance of $135 million (as of end of Q3 2020) provides runway into mid-2022 • Assembled a best-in-class team with tremendous expertise in a highly competitive market – another validation of our significant potential • Retained prestigious partnerships with world-class organizations such as MD Anderson Cancer Center and the National Cancer Institute (NCI), which we believe demonstrates the strength of our execution to date and the significant potential of our platforms and pipeline
Shareholder Input Drives Governance Enhancements	• Our Board and management team – with input from some of our largest shareholders – negotiated our separation from Intrexon in 2018 • Appointed James Huang to our Board in July 2020; Mr. Huang's appointment was supported by several large shareholders, including WaterMill • Appointed Kevin Buchi (September 2020) and Mary Thistle (November 2020) to replace 2 of the 3 directors who did not receive majority shareholder support at June AGM • Made significant governance enhancements, including the appointment of an Independent Chair, adoption of a director resignation policy and addition of a Board diversity policy, all based on extensive engagement with shareholders
WaterMill's Attacks are Misguided and Uninformed	• Ziopharm's Board has recently undergone meaningful refreshment: 75% of our current directors joined after our separation from Intrexon in 2018, bringing with them significant and relevant scientific and operating expertise • All of WaterMill's nominees are money managers who lack public company board experience. Two of their three nominees also lack industry experience and the third nominee has a troubling track record, underscoring the danger to all shareholders of replacing highly relevant and skilled directors at a complex clinical-stage immuno-oncology company with untested candidates

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Ending Intrexon Partnership in October 2018 Reset Our Investment Thesis

Objectives	Rationale
Improve path to value creation for Ziopharm shareholders	✓ New license for exclusive rights to next-generation platforms with significant potential – Controlled IL-12 platform: Ad-RTS-hIL-12 plus veledimex plus optionality for next-generation technologies for RTS-IL-12 – *Sleeping Beauty* platform: (i) T cells genetically modified with *Sleeping Beauty* to express TCRs and (ii) *Sleeping Beauty* CD19-specific CAR-T plus a second unnamed CAR target ✓ Ziopharm to retain collaborations with MD Anderson and NCI ✓ Cleaner balance sheet
Reduce / eliminate entanglements with Intrexon	✓ Freedom to operate on TCR neoantigens, IL-12, and CD-19 ✓ Intrexon Board seat removed ✓ Overhang of Intrexon's preferred stock / implied equity interest removed
Position Ziopharm to be properly capitalized	✓ Simplified equity story and cleaner balance sheet to better position Ziopharm to raise capital over time

Benefits

Financial profile improved immediately by eliminating:

- ✓ Dilutive preferred stock structure, which had disadvantaged shareholders
- ✓ Balance sheet and financing overhang
- ✓ Contractual limitations and sublicensing restrictions that impeded growth

Ziopharm's profile on Day 1 was much more compelling:

- ✓ Large platform opportunities with lead product candidate in the clinic and additional programs expected to enter the clinic
- ✓ Assets no longer reliant on technology and support from others
- ✓ Strategic autonomy
- ✓ Three new Board members with 65+ years of collective experience in life sciences

Chairman Scott Tarriff led many aspects of our separation, including removing a highly dilutive preferred stock structure and positioning Ziopharm to be properly capitalized with significant upside potential and no ceiling on the stock price

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Ziopharm Has Outperformed Peers Since Our Separation

Relative Market Performance of Ziopharm vs. Peers Since October 2018 (1)

Peers include early stage cell therapy companies focused on oncology with lead programs in Phase 1 or Phase 2



Outperformance driven by positive clinical data
See page 28 for stock price impact of clinical data catalysts
Peer Median: (49%)
222%
120%
36%
(7%)
(29%)
(31%)
(40%)
(58%)
(59%)
(65%)
(68%)
(68%)
(75%)
Fate Therapeutics
Allogene (2)
TCR2 Therapeutics (2)
ZIOPHARM Oncology
POSEIDA Therapeutics (2)
cellectis
Adaptimmune
Autolus
PRECISION Biosciences (2)
Celyad
medigene
Rubius Therapeutics
gritstone

- Outperformance by certain peers has been driven by positive clinical data announcements
  - Precedent examples demonstrate that meaningful positive clinical data can drive stock prices up by 35% to over 200% (see page 28)
- Underperformance has been driven by negative clinical data and/or significant delays vs. expectations as well as a higher bar on what is considered clinically meaningful
  - Adaptimmune: In October 2018, data presented at ESMO was largely viewed as encouraging but underwhelming; the stock traded down approximately 42% that month; However, in 2020, Adaptimmune announced positive response data in January and May, which drove the stock up 240% and 149%, respectively
  - Following the failure of Incyte's IDO inhibitor program in April 2018, investors' bar for what constitutes meaningful early clinical data has shifted, with an increased focus on confirmation of monotherapy activity and/or randomized data of combination therapies vs. monotherapy with a checkpoint inhibitor
  - In cell therapy, the bar is even higher, with durability of responses viewed as important as response rates
- Of the 141 companies in the XBI index, only 8 (6%) are cell therapy companies; for this reason, we do not think the XBI is an appropriate benchmark for measuring Ziopharm's stock price performance

Source: Capital IQ

1. Performance from 10/8/2018 (1 trading day prior to announcement of our separation from Intrexon) to 10/15/2020 (1 trading day prior to WaterMill Asset Management's filing of its preliminary consent solicitation with the SEC)
2. Performance since respective IPOs based on IPO offer price: Allogene ($18.00, 10/10/2018); TCR2 ($15.00, 2/13/2019); Poseida ($16.00, 7/9/2020); Precision ($16.00, 3/27/2019)

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6 Current Market Cap (1) Meaningful Positive Clinical Data Drives Higher Valuation 1. Market data as of 10/15/2020 5,512 4,177 1,222 820 700 680 633 562 439 347 120 114 101 - - - - - - - - - - - - - $MM Source: Capital IQ See page 28 for stock price impact of clinical data catalysts

Wall Street Analysts Are Bullish About the Ziopharm Story

75% of analysts have a “Buy” rating on Ziopharm with a median price target of $6.00 (>100% premium to current stock price)

Date	Broker	Rating	Price Target	Premium to Current [(1)]	Selected Commentary
11/6/2020	Laidlaw	**Buy**	**$7.50**	**184%**	• **On track to file an IND for an allogeneic library hotspot TCR-T** in solid tumor Phase 1 trial in 1Q21 • Reiterating our Buy rating and our target price of $7.50 to reflect our **bullish view on the two clinical products** advancing
11/6/2020	Jefferies	**Buy**	**$7.00**	**165%**	• ZIOP is a **refreshed, and unencumbered oncology story**, with **two exciting technology platforms** • TCR-T programs are **uniquely poised to be successful in solid tumors**
11/6/2020	Lake Street Capital	**Buy**	**$7.00**	**165%**	• By unlocking the potential of its *Sleeping Beauty* technology, the Company is **poised to deliver a leap forward in the personalization of cancer therapy** • With critical catalysts on the near-term horizon across its three programs, we see an **opportunity for significant value generation**
8/12/2020	Cantor Fitzgerald	**Buy**	**$6.00**	**127%**	• The company is **building out its pipeline nicely**…[Ziopharm’s] **broad pipeline in solid tumors remains underappreciated** • We believe ZIOP is **doing everything it proactively can**, to hit the ground running with the TCR-T trials, with two INDs…this **opportunistic move will likely yield long-term benefits** for the program
5/29/2020	Raymond James	**Buy**	**$5.50**	**108%**	• The Company continues to make progress with respect to the company-sponsored TCR-T program, the Controlled IL-12 program, and the Sleeping Beauty CAR-T program • **Solid underlying science** and several potential catalysts slated over the next 12 months
11/9/2020	H.C. Wainwright	**Buy**	**$5.50**	**108%**	• We believe **positive data updates** [for Controlled IL-12] at SNO could be **major catalysts in the near term**
11/6/2020	Wells Fargo	Hold	$3.00	14%	
11/9/2020	JPM Morgan	Sell	N/A	N/A	

1. Market data as of 10/15/2020

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8 47% Retail shareholders as a percentage of shares outstanding >50 Total engagements with largest shareholders since 2018 1 Our Governance Has Been Informed by Robust Shareholder Outreach • As a result of our meetings with shareholders, we made substantial changes to our governance and compensation structures, including: - Appointed an Independent Chair; - Adopted stock ownership guidelines for directors and executives; - Implemented a Board diversity policy; - Added director resignation policy to ensure meaningful director election process that is responsive to shareholder feedback; - Adopted anti - hedging and pledging policies for executives and directors; and - Enhanced disclosure for metrics underpinning our annual performance plan. • We had hoped to maintain the consistent, responsive dialogue we have had with WaterMill since they bought their position, but they appear intent on waging a disruptive consent solicitation at a critical juncture in the Company’s progress and have refu sed to make their nominees available to interviews with the Board without a cooperation framework. Our Board regularly engages with shareholders and incorporates their feedback into key decisions at the Company 1. Largest shareholders represent more than 27% of shares outstanding

Ziopharm's Reservations Regarding Watermill's Nominees

- Concerning information relating to Holger Weis that is available in the public domain
  - According to filings with the U.S. Federal Bankruptcy Court in Miami, in July 2017, a **majority of shareholders executed written consents to remove Mr. Weis as President, COO, and CFO of DemeRx, Inc**. Four days later, Mr. Weis resigned from the company.
  - Less than a year after Mr. Weis's departure, DemeRx filed for Chapter 11. In response to Mr. Weis's creditor claim, DemeRx alleged in court filings that **Mr. Weis engaged in breach of his fiduciary duties, corporate waste, misrepresentations of critical information to prospective shareholders about a clinical trial and misreporting of an FDA submission**.

- Select quotes from DemeRx's filing in Federal Bankruptcy Court:[1]
  - "Weis made inaccurate and misleading presentations to the Board indicating that he had achieved certain performance benchmarks, when in fact he had not, resulting in the payment of cash bonuses and other excessive remuneration."
  - "Weis engaged in corporate waste by awarding himself stock, a golden parachute, cash payments, and other excessive compensation based on milestones never achieved. Weis wrote his own performance evaluation. Weis painted a 'rosy picture,' overstated accomplishments and achievements and progress of a financing plan. Weis made unauthorized payments to himself on his last day of work, withdrawing all remaining funds from the [DemeRx's] bank account. Weis also made certain to pay his future life insurance on his way out the door."
  - "The FDA put [DemeRx's] research project on a 'full clinical hold' in 2014. A potential investor, Kieretsu Capital LLC ('Kieretsu') was interested in providing funding. Weis advised Keiretsu that 'Noribogaine is now ready to enter phase 2 clinical testing.' But DemeRx was not 'ready' because of the FDA's full clinical hold imposed in 2014. Weis also advised Keiretsu that DemeRx had 'addressed the FDA's concerns,' which was materially inaccurate, as DemeRx had not contacted the FDA since the time the hold was imposed in 2014."
  - "During that time Weis was in charge of [DemeRx], it is estimated that Weis caused corporate waste, damages, and harm to [DemeRx] in the amount of approximately $10-12 million as the direct result of their acts and omissions, including complete and utter failure to implement adequate safeguards and controls and complete lack of oversight, that caused [DemeRx] to engage in activities and other improvident conduct beyond the scope of the PPM and that was otherwise fundamentally flawed…"

- <u>These findings in the public record should disqualify Mr. Weis from serving as a director on Ziopharm's Board, and the lack of transparency from WaterMill regarding Weis' background is troubling</u>[2]

[1] Objection to Claim filed by DemeRx, Inc., Case 18-14149-RAM (Document 125), filed November 5, 2018 in the U.S. Federal Bankruptcy Court in Miami.

[2] After these allegations became public, WaterMill's issued a press release and quoted former DemeRx board members as "character witnesses" for Holger Weis. WaterMill failed to disclose that DemeRx shareholders removed the very same board members by action by written consent in 2017. Subsequently, DemeRx raised allegations against these former directors for, inter alia, breach of fiduciary duty, corporate waste, gross and/or willful neglect of duties. These claims relate primarily to the failure to provide oversight of Mr. Weis.

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10 Value Proposition

Competitive Advantage: Differentiated Positioning in Solid Tumors

Cancer Segment	Solid tumors
Annual US Patient Population	~1.5 million (1)
Commercial Opportunity in the US	For ***every 1% market penetration*** with illustrative cost of $300,000 implies ***~$4.5 billion*** *in potential revenues*
Multiple shots on goal	TCR-T and IL-12

Ziopharm's *complementary* and *unique* suite of technologies


TCRs targeting neoantigens outside and inside hotspots
Personalized TCRs (made in real-time)
Library of TCRs (pre-made)
TCRs against multiple targets per patient
Non-viral gene transfer
Cytokine biology

1. 2018, International Agency on Research for Cancer, Cancer Facts & Figures, 2018, American Cancer Society

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12 Personalized TCR - T • Deliver T cells genetically engineered using Sleeping Beauty to target neoantigens unique to each patient • TCRs made in real - time • T cell products with multiple TCRs per patient Library TCR - T • Quickly infuse T cells that have been genetically engineered using Sleeping Beauty to target neoantigens shared between patients • TCRs from pre - existing library • New line of attack as tumor has not "seen" the 3 rd party TCRs Controlled IL - 12 • Enable T cells to gain access to tumor • Controlled expression to dial in therapy and reduce toxicity • Active as monotherapy and when combined with PD - 1 inhibitor 1.5 million people are diagnosed with a new solid tumor every year in the US Ziopharm is pursuing 3 approaches to treat these patients 1 2 3 How Our Science Strives to Create Value Ziopharm Oncology is an independent immuno - oncology company developing non - viral and cytokine - driven cell and gene therapies to effectively access and treat the millions of people diagnosed globally each year with solid tumors by weaponizing the body’s immune system .

Executing on a Broad Pipeline of Innovative Immuno-oncology Programs

Asset	Indication	Phase 1 / Phase 2	Partner
***Sleeping Beauty* TCR-T targeting neoantigens**	Multiple solid tumors	Personalized TCR-T (NCI sponsor)	NIH National Cancer Institute
	Multiple solid tumors	Library TCR-T ("hotspots") (Ziopharm sponsor* at MD Anderson)	Ziopharm Oncology
	Multiple solid tumors	Personalized TCR-T (Ziopharm sponsor* at MD Anderson)	
Ad-RTS-hIL-12 + veledimex (Controlled IL-12)	rGBM	Combination with Libtayo® (Ziopharm sponsor)	REGENERON
	rGBM	Combination with OPDIVO® (Ziopharm sponsor)	Ziopharm Oncology
	rGBM	Monotherapy expansion (Ziopharm sponsor)	
	Pediatric brain tumor/DIPG	Monotherapy (Ziopharm sponsor)	
***Sleeping Beauty* CAR-T**	Leukemia/lymphoma	3rd Gen CD19 with mbIL15 (MD Anderson sponsor)	MD Anderson Cancer Center
	Leukemia/lymphoma	3rd Gen CD19 with mbIL15 (TriArm sponsor)	Eden BioCell

Legend: Initiated (red) · Planned (blue)

Status by colour: Initiated – Personalized TCR-T (NCI sponsor); Combination with Libtayo®; Combination with OPDIVO®; Monotherapy expansion; Monotherapy. Planned – Library TCR-T ("hotspots"); Personalized TCR-T (Ziopharm sponsor* at MD Anderson); both 3rd Gen CD19 with mbIL15 programs.

* Subject to FDA discussions and feedback regarding the trial phase and design

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We Have Made Significant Progress Since the Separation

Ziopharm has made noteworthy progress to advance breakthrough therapies for patients and create significant value for shareholders

Product development	✓ *Sleeping Beauty* TCR-T program: – Received IND clearance of first-in-human phase 2 trial sponsored by the NCI – Refined the design of Company-sponsored clinical trials at MD Anderson based on interactions with the FDA – In-licensed significant library of TCRs from the NCI that will serve as the basis of Ziopharm sponsored clinical trial – Built entire infrastructure necessary to commence unique, expansive TCR-T clinical trial with MD Anderson in 2021 ✓ Controlled IL-12 program: – Completed enrollment in phase 2 trial of Controlled IL-12 in combination with Regeneron's Libtayo® to treat patients with recurrent glioblastoma – Dosed first patient in our phase 1/2 trial for the treatment of diffuse intrinsic pontine glioma (DIPG) – Presented encouraging clinical updates at ASCO 2020 demonstrating meaningful median overall survival benefit for Controlled IL-12 as a monotherapy and a favorable safety profile and encouraging initial survival data for Controlled IL-12 in combination with Opdivo ✓ *Sleeping Beauty* CD19-specific CAR-T program: – Commenced clinical enrollment in a phase 1 trial infusing donor-derived (allogeneic) CD19-specific CAR-T therapies produced using our RPM technology (sponsored by MD Anderson) – Launched Eden BioCell, our joint venture in Greater China, to develop CAR-T programs utilizing our *Sleeping Beauty* and Rapid Personalized Manufacturing (RPM) technologies
Corporate	✓ In a competitive market, thoughtfully expanded our employee base, including key hires ✓ Signed and is currently executing on multiple strategic partnerships and collaborations ✓ Raised approximately $200 million at increasingly higher prices and better terms to support our innovative programs

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15 Anticipated Milestones Through 2021 x Present additional clinical data for Controlled IL - 12 program at SNO 2020 • Advance enrollment and dosing of DIPG patients in pediatric trial for Controlled IL - 12 at multiple sites • Commence patient dosing in allogeneic RPM CD19 - specific CAR - T study; Initiated at MD Anderson • Complete IND filing for autologous RPM CD19 - specific CAR - T trial in Taiwan with Eden BioCell this year • File IND in early 2021 for Ziopharm's TCR - T Library trial to be undertaken at MD Anderson; Treat patients mid - 2021 • Dose first patient in NCI - led Sleeping Beauty personalized TCR - T phase 2 trial • Host virtual R&D Day in Q1 2021 • Continue review of potential additions to the Board and recruitment of key executive leadership

16 Fit - for - Purpose Board Ensures Shareholder Accountability

17 Industry Experience Public Company Executive Experience Public Company Board Experience Financial Experience Product Launch Experience Operational Experience Business Development Experience International Experience Product Development Scott Tarriff Elan Ezickson Mary Thistle J. Kevin Buchi …and replace them with a slate of money managers Industry Experience Public Company Executive Experience Public Company Board Experience Financial Experience Product Launch Experience Operational Experience Business Development Experience International Experience Product Development Robert Postma Jaime Vieser Holger Weis WaterMill Seeks to Remove Highly Qualified Industry Leaders…

Board Has Already Been Refreshed with Right Skills and Shareholder Input

2018[1]

	Industry Experience	Public Company Executive Experience	Public Company Board Experience	Financial Experience
Scott Tarriff	✓	✓	✓	✓
Elan Ezickson	✓	✓	✓	✓
James Cannon		✓	✓	✓
Randal Kirk[2]	✓	✓	✓	✓
Douglas Pagan	✓	✓		✓
Scott Braunstein, M.D.	✓	✓	✓	✓

Today

	Industry Experience	Public Company Executive Experience	Public Company Board Experience	Financial Experience
Scott Tarriff	✓	✓	✓	✓
Elan Ezickson	✓	✓	✓	✓
Laurence Cooper, M.D., PHD	✓			
Christopher Bowden	✓	✓	✓	
J. Kevin Buchi	✓	✓	✓	✓
Heidi Hagen	✓	✓	✓	
James Huang[3]	✓	✓	✓	✓
Mary Thistle	✓	✓	✓	✓

1. 2018 table reflects Board composition following September 2018 AGM
2. Randal Kirk was the Chair/CEO of Intrexon; Mr. Kirk left the Board in October 2018
3. Mr. Huang is a non-independent director who was recommended to the Board by significant shareholders

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19 We Remain Committed to Ongoing Board Refreshment 1. Actively review Board composition to ensure our Board is diverse in skills, experience, gender and race in a manner that supports the evolving strategy and future prospects of the Company. o Significant progress in responding to shareholder feedback on directors at the 2020 Annual Meeting, as evidenced by replacement of 2 of 3 directors who did not receive majority support (process to replace 3 rd director pending). 2. Regularly consult with shareholders and give serious consideration to their feedback. o This is exemplified by our appointment of James Huang to the Board in July 2020; several large shareholders, including WaterMill , supported the appointment of Mr. Huang. 3. Engage with an independent, nationally recognized director search firm to conduct a thorough search for candidates. o This process of seeking directors with deep industry and operational experience has already led to the appointments of Kevin Buchi in September 2020 and Mary Thistle in November 2020. 4. Recruit directors who will add value through their previous business and public company board experience, understand our scientific mission and serve as diligent fiduciaries with integrity and sound judgment, among other qualities that we believe to be fundamental to a Ziopharm Board member. Our Board refreshment program continues to evolve as we build a fit - for - purpose Board to drive long - term value for our shareholders Since June 2019, the Board has added five highly - experienced, non - employee directors. 75% of Ziopharm’s current directors have joined the Board since the separation from Intrexon in 2018 . However, we know our job is not done. As such, we continue to:

20 Compensation Updates x A dopted director resignation policy to ensure meaningful director election process that is responsive to shareholder feedback x Created Independent Chair role x Strengthened director nomination process with an emphasis on ensuring that diverse candidates are included in future director searches x Appointed James Huang to the Board in July 2020, Kevin Buchi in September 2020 and Mary Thistle in November 2020 Our Board has listened to and carefully considered how best to address shareholder feedback and enhanced our governance and compensation practices in response x A dopted anti - hedging and pledging policies for executives and directors x Adopted stock ownership guidelines for executives and directors x Enhanced disclosure of performance metrics for the annual bonus plan x 2020 Equity Plan includes best - in - class features – no evergreen provision, prohibits repricing without shareholder approval and no dividend payouts without vesting Governance Updates Shareholder Feedback Drives Our Governance Enhancements

Shareholder Feedback Has Informed Key Decisions at the Company

4Q2018 | 1Q2019 | 2Q2019 | 3Q2019 | 4Q2019 | 1Q2020 | 2Q2020 | 3Q2020 | 4Q2020

In October 2018, Ziopharm's Board and management negotiated out of the Intrexon partnership, in line with feedback from some of our largest shareholders

In October 2018, appointed Laurence Cooper to the Board

In December 2018, promoted Dr. David Mauney to President, receiving positive feedback from shareholders

First fundraising post-separation included 1.0 warrants per share

In April 2019, following the 2018 "say on pay" vote, we engaged with shareholders and adopted stock ownership guidelines for directors and executives and enhanced disclosure of performance metrics for the annual bonus plan

In June 2019, Appointed Heidi Hagen to the Board

In October 2019, appointed Christopher Bowden to the Board

Third fundraising post-separation included no warrants; several existing shareholders participated, including MSD (our largest investor) and WaterMill[1]

In April 2020, prior to filing our proxy statement for the 2020 Annual Meeting, we had many conversations with our largest investor, MSD Capital. MSD recommended the following to the Board:

- Hiring senior investor relations executive and senior executive to lead business development efforts;
- Adding a director to the Board with financial/investor experience; and
- Additional operational changes.

Ziopharm announced most of these items during its Q1 earnings call on May 8, 2020

On May 26, 2020, the Company announced Dr. Mauney's departure

Following the 2020 Annual Meeting, hired two national search firms to find highly qualified candidates that could replace the three directors who did not receive majority support

In July 2020, appointed James Huang to the Board following feedback from MSD and WaterMill

In September 2020, replaced Douglas Pagan (who submitted resignation in light of 2020 Annual Meeting results) with Kevin Buchi

In November 2020, appointed Raffaele Baffa as CMO

In November 2020, appointed Adam Levy as EVP of IR

In November 2020, replaced Scott Braunstein (who submitted resignation in light of 2020 Annual Meeting results) with Mary Thistle

Raised approximately $200 million at increasingly higher prices and better terms to support its innovative programs

1. MSD's contribution in the fundraising was >$17 million; warrant exercise deal (our second fundraising post-separation) occurred in 2Q 2019

21

22 Our Corporate Governance Profile Emphasizes Accountability Independent Oversight of Management Independent Chair 75% of Board are non - executive directors Directors are diverse with respect to expertise, experience and gender Regular Board and Committee self - evaluation Average Director tenure of 1.4 years Committed to ongoing Board refreshment Accountability to Shareholders Annual director elections Shareholders may act by written consent Director resignation policy Simple majority vote requirement to amend Charter and Bylaws Robust shareholder engagement program No dual - class share structure (one vote per share) No poison pill in place Stock ownership guidelines

23 Rebuttal

WaterMill's Critique Doesn't Stand Up To The Facts

'No Shareholder Perspective on Board'	✓ Evaluated and responded quickly to shareholder feedback, resulting in significant governance improvements, including appointing an Independent Chair, adopting a director resignation policy and adding a Board diversity policy. ✓ Appointed James Huang – with support from WaterMill and MSD – to the Board in July 2020. ✓ Refreshed 75% of our Board since we secured our independence from Intrexon in 2018. ✓ Implemented stock ownership guidelines for directors to better align Board and shareholder interest.
'Poor Corporate Governance'	✓ Ziopharm has a strong corporate governance profile, including an Independent Chair (only 43% of R3K), simple majority vote standards to amend Charter and Bylaws (45% and 58% of R3K, respectively), a director resignation policy (54% of R3K) and annually elected directors (59% of R3K).[1] ✓ It is not surprising that WaterMill would fail to accurately assess the Company's governance practices, given that <u>none</u> of its proposed replacements have ever held a seat on a public company's board of directors.
'Poor Business Performance'	✓ Despite unprecedented macroeconomic challenges, the Company maintains a strong financial standing with $135.5 million in cash as of the end of Q3 2020, which we believe will be enough to provide funding for all our programs into mid-2022. ✓ Strong execution across our programs has been the primary reason we've been able to raise capital at increasingly higher prices and better terms.
'Weak Director Qualifications'	✓ Our fit-for-purpose Board consists of eight highly-respected individuals with an average tenure of 1.4 years (compared to the R3K average of 8 years) and extensive experience in finance, business development, operations and healthcare, among other areas of expertise. ✓ WaterMill's nominees, by contrast, have <u>no public company board experience</u>. Two even lack industry experience.
'Misaligned Exec Compensation'	✓ Our executive compensation ensures that a significant portion of pay is at risk. 83% of 2019 CEO Target Pay is at risk. ✓ Per ISS, 3-year average CEO pay is 0.7x the median of peers and 3-year average CEO pay and company performance are aligned relative to peers.

1. Factset, EY Center for Board Matter as of June 30, 2020

24

WaterMill Has No Plan to Drive Value

Led by our experienced and passionate management team, Ziopharm has been working diligently to continue our positive momentum by executing on a long-term strategy.

Ziopharm Plan

- ✓ Build a comprehensive solid tumor program based on innovative and cost-effective therapies, with an initial focus on TCRs and non-viral manufacturing technologies, including our Sleeping Beauty platform
- ✓ Continue the development of our other pipeline programs, including the controlled IL-12 and CD19-specific CART, through value inflection points and position them for additional potential partnerships
- ✓ Maintain a strong financial standing despite a volatile market and amidst unprecedented macroeconomic challenges. In the third quarter of 2020, we maintained a cash position of $135 million, which is forecasted to be sufficient to fund planned operations and execute our strategy into mid-2022.
- ✓ Continue building upon corporate governance improvements, including a careful Board refreshment process

WaterMill Plan

- χ Has not presented a strategic plan, but rather a list of items they'll review and actions already underway.
- χ No additive director qualifications
- χ Value-destructive consent solicitation campaign

WaterMill freely acknowledges that shareholders should "understand that considerable patience is required on the road to value creation," yet they stand against further fundraising that will allow Ziopharm to achieve its full potential

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27 Appendix

28 $0 $5 $10 $15 Jul-19 Aug-19 Oct-19 Dec-19 Feb-20 Apr-20 Jun-20 Aug-20 Oct-20 Allogene Fate Adaptimmune $27 $17 $4 $/Share Positive Clinical Data Drives Significant Stock Price Appreciation $/Share TCR 2 $/Share $/Share $14 $0 $20 $40 $60 Nov-19 Dec-19 Jan-20 Feb-20 Mar-20 Apr-20 May-20 Jun-20 Jul-20 Aug-20 Sep-20 Oct-20 May 13, 2020: Positive initial Phase 1 data for ALLO - 501 in r/r NHL +74% $0 $20 $40 $60 Jun-19 Aug-19 Nov-19 Feb-20 Apr-20 Jul-20 Oct-20 Dec 6, 2019: Positive preclinical data for FT516 in AML and FT500 in advanced solid tumors +41% $0 $10 $20 $30 Jan-20 Feb-20 Mar-20 Apr-20 May-20 Jun-20 Jul-20 Aug-20 Sep-20 Oct-20 +37% July 24 2020: Announced interim data from Phase 1/2 trial of TC - 210 in Mesothelin - expressing solid tumors May 29 2020: Positive interim Phase 2 data in EGJ demonstrating durability and efficacy +149% January 13 2020: Announced that SPEAR T - cell platform delivers initial responses in four solid tumor indications +240% +98% since 1/13/20 +56% since 7/24/20 Source: Capital IQ 1. Market data as of 10/15/2020 Examples of Positive Clinical Data Driving Stock Price Performance (1) +28% since 5/13/20 +352% since 12/6/19

29 Thank You